Exhibit 99.1

WELLS FARGO AND WACHOVIA MERGER COMPLETED

Creating North America’s Most Extensive Financial Services Company,
Coast-to-Coast in Community Banking

SAN FRANCISCO, January 1 , 2009 – Wells Fargo & Company (NYSE: WFC) said today it has completed its merger with Wachovia Corporation, effective December 31, 2008, creating North America’s most extensive distribution system for financial services with 11,000 stores, 12,260 ATMs, wellsfargo.com and Wells Fargo PhoneBankSM. Beginning today, Wells Fargo and Wachovia customers have free use of all of the company’s combined ATMs.

Wells Fargo now has community banks in 39 states and the District of Columbia and is #1 in deposit market share in 18 of those states plus the District of Columbia.* It also is #1 in the U.S. in community banking presence (6,650 stores), small business lending, middle market commercial banking, agriculture lending, commercial real estate lending, commercial real estate brokerage, and bank-owned insurance brokerage. It is #2 in banking deposits in the U.S., home mortgage originations and servicing, retail brokerage (number of financial advisors), and debit card. Wells Fargo serves 48 million banking households and is one of America’s largest private employers with 276,000 team members.

“This merger creates what we believe will be a very compelling value proposition for our team members, customers, communities and shareholders with significant potential for even more market share growth,” said Wells Fargo President and CEO John Stumpf. “Our team members can benefit from even more professional development opportunities across a much broader geography. Our customers can benefit from greater convenience and a better value for entrusting us with more of their business. Our communities can benefit because we want to be a leading contributor of financial, human and social capital in every community in which we do business. Our shareholders can benefit because of the exciting growth opportunities created by this merger. We’re being very thoughtful and deliberate in our three-year merger integration. Just as we did with the very successful Norwest-Wells Fargo merger integration a decade ago, we’ll take the time to do it right for our customers, always putting their interests first by seeking to satisfy all their financial needs and helping them succeed financially.”

Pat Callahan, an executive vice president and head of the Company’s merger transition, said Wachovia customers will continue to see the Wachovia brand in their banking stores and communities for the near future. “The key to a successful integration will be our ability to provide outstanding customer service throughout the integration,” said Callahan. “So we’re going to take our time and do this right. Wells Fargo and

Wachovia customers should continue banking as they do today — using the same bank accounts, payment coupons, online sign-on, credit cards, ATM cards and check cards, checks and banking stores. We’re committed to keeping customers informed of all significant changes before they happen.”

At closing, Wells Fargo acquired all outstanding shares of common stock of Wachovia in a stock-for-stock transaction. Wachovia shareholders received 0.1991 shares of Wells Fargo common stock in exchange for each share of Wachovia common stock they owned. Shares of each outstanding series of Wachovia preferred stock were converted into shares (or fractional shares) of a corresponding series Wells Fargo preferred stock having substantially the same rights and preferences. As a result of the transaction, Wells Fargo acquired all of Wachovia Corporation and its businesses and obligations, including all of its banking deposits.

With Wachovia, Wells Fargo for the first time has a Community Banking presence in Alabama, Connecticut, Delaware, Florida, Georgia, Kansas, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington D.C.

Wachovia’s stock symbol “WB” was retired effective December 31, 2008. Wells Fargo stock trades under the symbol WFC. For more information about the merger, visit www.wellsfargo.com.

Wells Fargo & Company is a diversified financial services company with $1.4 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 11,000 stores and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. has the highest possible credit rating, “Aaa,” from Moody’s Investors Service and the highest credit rating given to a U.S. bank, “AA+,” from Standard & Poor’s Ratings Services.

* Deposit data as of June 30, 2008 (pro forma for acquisitions; excludes deposits greater than $500mm in a single banking store.)

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